As filed with the Securities and Exchange Commission on April 10, 2019

Registration No. 333-230207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUMIA TECHNOLOGIES AG

(Exact Name of Registrant as Specified in Its Charter)

The Federal Republic of Germany	5961	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Charlottenstraße 4

10969 Berlin, Germany

+49 (30) 398 20 34 51

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

Krystian M. Czerniecki Sullivan & Cromwell LLP Neue Mainzer Straße 52 60311 Frankfurt, Germany +49 (69) 4272 5200	Oliver Seiler David C. Boles Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 (20) 7710 1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Jumia Technologies AG has prepared this Amendment No. 3 to the Registration Statement on Form F-1 for the sole purpose of re-filing Exhibits 3.1, 4.1, 4.2, 5.1 and 8.2 to the Registration Statement with the Securities and Exchange Commission and restating the Exhibit Index incorporated by reference in Item 8 of Part II of the Registration Statement. This Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature pages and the Exhibit Index, and the Exhibits filed herewith. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under German law, we may not, as a general matter, indemnify members of our management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our Company. We will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services to us.

We provide directors’ and officers’ liability insurance for the members of our management and supervisory boards against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our supervisory board, management board and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser(s)	Date of Sale or Issuance	Title and Total Number of Securities Issued(1)	Total Consideration (in € millions)
Rocket Internet SE Rocket Internet Capital Partners SCS Rocket Internet Capital Partners (Euro) SCS Mobile Telephone Networks Holdings Limited	March 20, 2016	13,394 ordinary shares	€125.0
AXA Africa Holding S.A.S.	March 21, 2016	8,036 ordinary shares	€75.0
ELQ Investors II Limited(2)	May 13, 2016	3,738 ordinary shares	€35.0
Atlas Countries Support S.A.	May 18, 2016	8,036 ordinary shares	€75.0
CDC Group PLC	June 21, 2016	5,358 ordinary shares	€50.0
AEH New Africa eCommerce GmbH Chelsea Wharf Holdings S.à r.l.	July 17, 2016	19,057 ordinary shares	€177.9
Pernod Ricard Deutschland GmbH	January 3, 2019	7,105 ordinary shares	€75.0

(1)	The number of shares listed here do not reflect the capital increase from own resources resolved upon on February 15, 2019.
(2)

In addition to the shares issued as listed above, we agreed to provide an option to ELQ Investors II Limited to increase the registered share capital, at once or in several transactions, up to a total of twelve shares. Between 2016 and the date of this prospectus, all twelve additional shares have been issued.

Item 8.	Exhibits and Financial Statement Schedule

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as a part of this registration statement.

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Item 9.	Undertakings

(1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1**	Form of Underwriting Agreement

3.1†	Articles of Association of the Registrant

3.2**	Rules of Procedure of the Supervisory Board of the Registrant

3.3**	Rules of Procedure of the Management Board of the Registrant

4.1†	Form of Deposit Agreement between the Registrant, the depositary and holders of American Depositary Shares evidenced by American Depositary receipts issued thereunder

4.2†	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)

4.3**	Registration Rights Agreement, dated as of December 12, 2018, by and among the Registrant and the parties listed therein

5.1†	Opinion of Sullivan & Cromwell LLP regarding the validity of ordinary shares

8.1**	Opinion of Sullivan & Cromwell LLP as to U.S. tax matters

8.2†	Opinion of Sullivan & Cromwell LLP as to German tax matters (included in Exhibit 5.1)

10.1**	Investment Agreement, dated as of December 18, 2018, among Jumia Technologies AG, its shareholders and Pernod Ricard Deutschland GmbH

10.2**	Post-Conversion Shareholders’ Agreement, dated as of December 18, 2018

10.3**	Form of Information Sharing Agreement by and among Jumia Technologies AG and Mobile Telephone Networks Holdings (Pty) Ltd

10.4**	Jumia UG (haftungsbeschränkt) & Co. KG, Option Program 2016

10.5**	Jumia Technologies AG, Stock Option Program 2019

10.6**	Jumia, Virtual Restricted Stock Unit Program 2019

10.7**	Private Placement Agreement, dated March 27, 2019, between Jumia Technologies AG and Mastercard Europe SA

21.1**	List of Significant Subsidiaries

23.1**	Consent of Ernst & Young, Société Anonyme

23.2†/**	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1†, 8.1** and 8.2†)

24.1**	Powers of Attorney (included on signature page to the registration statement)

†	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, the Federal Republic of Germany on April 10, 2019.

Jumia Technologies AG

By	/s/ Jeremy Hodara
	Name:	Jeremy Hodara
	Title:	Co-Chief Executive Officer and Member of the Management Board

By	/s/ Sacha Poignonnec
	Name:	Sacha Poignonnec
	Title:	Co-Chief Executive Officer and Member of the Management Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeremy Hodara and Sacha Poignonnec, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy Hodara Jeremy Hodara	Co-Chief Executive Officer and Member of the Management Board	April 10, 2019

/s/ Sacha Poignonnec Sacha Poignonnec	Co-Chief Executive Officer and Member of the Management Board	April 10, 2019

/s/ Antoine Maillet-Mezeray Antoine Maillet-Mezeray	Chief Financial Officer and Principal Accounting Officer	April 10, 2019

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly appointed representative in the United States of Jumia Technologies AG has signed this registration statement or amendment thereto in the city of Newark, State of Delaware on April 10, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director